Exhibit 10.2

Thomas A. Kennedy	Raytheon Company
Chairman & Chief Executive Officer	870 Winter Street
781.522.6400 tel	Waltham, Massachusetts
781.522.6401 fax	02451 USA
tkennedy1@raytheon.com

December 16, 2014

Frank R Jimenez

Dear Frank:
It is my sincere pleasure to offer you the position as Vice President of Raytheon, General Counsel and Secretary of the Board of Directors as an elected officer of Raytheon. The Secretary title will be added upon the retirement of the current Secretary scheduled for March 31, 2015.
The offer details are as follows:

•	Your base salary will be $680,000 annually, paid at a bi-weekly rate of $26,153.85 effective upon your date of hire. Your next eligibility for a base salary increase will be March, 2016.

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Your Results Based Incentive (RBI) Program target for 2015 will be 100% of your annualized base salary. A projected award amount is $680,000, subject to individual and company performance and will be approved by the Management Development and Compensation Committee of the Raytheon Board of Directors on January 20, 2015.

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You will be eligible to participate in the Company’s Long Term Participant Plan (LTPP). As a first-time participant in this program in 2015, your award value is $1,000,000. Based on performance achieved at the end of a three-year cycle (2015-2017), your payout may be higher or lower than the initial award value based on company performance against the plan metrics. Participation in this plan is subject to annual review.

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You will be eligible to participate in the annual restricted share award program subject to the terms of the award and the provisions of the Raytheon Stock Plan. Your 2015 award as an Elected Vice President of Raytheon is valued at $800,000 and subject to approval by the Management Development and Compensation Committee of the Raytheon Board of Directors on January 20, 2015.

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Subject to acceptance of this offer, upon hire you will receive a cash award of $450,000 to replace the value of your forgone bonus from your prior employer. In addition, you will be granted $1,544,000 in value of Restricted Stock that will vest over a period of three years on the anniversary of your hire. This award is also from forgone value from your previous employer. If you are involuntarily separated from the company without cause prior to this award being vested, any unvested portion of this stock award will vest upon separation.

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You will be required by the end of your fifth (5th) year in an elected officer capacity to hold beneficial ownership of a minimum of three (3x) times base salary in the form of Raytheon equity. In addition, there is a requirement that each elected officer holds shares of Company "stock owned outright" with a value of at least 1x base salary.

Company stock owned outright includes the following Company securities: outright share purchases, shares from restricted stock/unit vestings in any Company retirement plan (e.g., 401(k), Deferred Compensation Plan).

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If you are involuntarily separated from employment with the Company without cause, as defined in the Raytheon Severance Pay Plan, you will be entitled to a separation payment of one (1) times your annual base salary and target bonus, as well as one (1) years benefits as of the date of separation in exchange for a General Release.

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You will be entitled to a Change in Control Severance Agreement which would provide you with severance benefits equal to two (2) times your annual base salary and target bonus as of the date of the change in control in the event of a change in control of the company. Please note that the Change in Control Severance Agreement is structured to require both a change in corporate ownership and a loss of employment as those terms are defined in the draft agreement.

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You will be eligible to participate in the Raytheon Supplemental Executive Retirement Plan. This non-qualified plan provides a pension of 35% of final average compensation after ten (10) years of Raytheon service and attainment of age 55, increasing by 3% of final average compensation for every additional year of service up to a maximum of 50% of final average compensation after fifteen (15) years of service and attainment of age 60. Amounts payable under this plan will be offset by amounts payable under any other pension plan of the Company or any prior employer and by Social Security.

•	You will be eligible to participate in Raytheon’s Deferred Compensation Plan, subject to the terms and conditions of the program.

•	You will be eligible for twenty (20) days per year of Paid Time Off (PTO).

•	You will be eligible for an annual automobile allowance of $14,000.00, paid at a bi-weekly rate of $538.46.

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You will be eligible to receive Company paid senior executive life insurance which equals four (4) times your annual base salary to a maximum of $3 million. You are also eligible to receive enhanced life insurance equal to one (1) times your annual base salary. If you choose not to elect this benefit, your enhanced life insurance will be capped at $50,000.00.

•	You will be eligible for financial planning assistance of $12,000.00 for your first year, and $10,000.00 annually thereafter, as Vice President, General Counsel and Secretary of the Board of Directors

•	You will be eligible for excess liability coverage of $5 million.

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You will be eligible for the Executive Health Program, which includes an annual comprehensive medical assessment. This benefit has an annual allowance of $2,000.00 for your participation in the program. You will be enrolled in the Executive Registry. It is a health care program designed for traveling executives and their families. The Registry operates as a domestic and international network of leading academic medical centers and affiliations.

•	You will be eligible for first class airfare for all business travel.

•	You will be eligible for key relocation coverage under the Raytheon relocation policy.

This letter sets forth the entire offer and understanding between you and the Company related to your employment with Raytheon. Acceptance of this offer will be considered an acceptance to all the terms and conditions contained within the offer and the attachments.

Frank, I look forward to you leading our General Counsel organization with responsibility as Secretary of the Board of Directors. Please sign below to indicate your acceptance and return to Keith Peden. Please contact Keith at 781.522.5097 if you have additional questions.

Sincerely,

/s/ Thomas A. Kennedy
Thomas A. Kennedy

I have read and accept this offer.

Accepted:    /s/ Frank R. Jimenez
Frank R. Jimenez

Date:        December 17, 2014